Exhibit 10.1

Execution Version

Executive Employment Agreement

This Executive Employment Agreement (this “Agreement”) is entered into by and among Michael D. Peduzzi, an individual (“Mr. Peduzzi” or “Executive”), CNB Financial Corporation, a Pennsylvania corporation (“Corporation”), and CNB Bank, a state banking institution organized under the laws of the Commonwealth of Pennsylvania (“Bank”), and their respective affiliates, subsidiaries, successors, and assigns (collectively with Corporation and Bank, “CNB”) on the last date set forth in the signature block below (the “Effective Date”).

Background

CNB and Executive previously entered into that certain Executive Employment Agreement, dated as of October 22, 2021 (the “Prior Employment Agreement”), and both CNB and Executive desire to enter into this Agreement, to supersede such Prior Employment Agreement in its entirety. CNB desires to continue to employ Mr. Peduzzi on the terms and conditions set forth in this Agreement, as the President and Chief Executive Officer of both Corporation and Bank. Mr. Peduzzi desires to continue to be so employed by CNB pursuant to the terms and conditions set forth in this Agreement. The mutual promises and covenants described herein are consideration for this Agreement, the receipt and sufficiency of which are acknowledged by the parties hereto (the “Parties”). The Parties agree as follows:

1.	POSITION, DUTIES, AND LOCATION.

a.

Commencing on January 1, 2023, Mr. Peduzzi began serving and will continue to serve as the President and Chief Executive Officer of both Corporation and Bank, under the direction and control of Corporation’s Board of Directors as provided by CNB’s Bylaws. Mr. Peduzzi will have all duties, responsibilities, and authority consistent with these positions, as applicable. He agrees to act and perform services in a manner consistent with CNB policies, procedures, and mores.

b.

Executive agrees to devote the time, resources, effort, and attention necessary to fulfill his duties to the highest ethical principles, industry standards, and to the reasonable satisfaction of the Boards of Directors of Corporation and of Bank. Executive agrees not to engage in any other employment, including self-employment, during any term of this Agreement. On behalf of CNB, Mr. Peduzzi will engage in charitable and social organizations that are consistent with his professional responsibilities and position with CNB.

c.	Executive’s performance will be evaluated periodically by CNB, but no less frequently than annually.

d.

Executive will perform his duties at the offices of CNB in Clearfield, Pennsylvania, together with reasonable travel to such other offices of CNB or its divisional affiliates as may exist from time to time, vendor sites, and such other locations as may reasonably be required in the performance of Executive’s duties and responsibilities.

2.	COMPENSATION.

a.

Base Salary. During Executive’s employment, CNB will pay Executive an annual base salary in an amount not less than $623,000, subject to all applicable deductions, and paid in accordance with CNB’s customary payroll practices. Executive’s base salary will be reviewed at least annually, with adjustments considered but not guaranteed.

b.

Stock. During Executive’s employment, at the discretion of Corporation’s Board of Directors, Executive will be eligible to participate in the CNB Financial Corporation 2019 Omnibus Incentive Plan or any successor plan, if any, subject to the terms of that plan or successor plan.

c.

Other Compensation. During Executive’s employment, Executive may be entitled to or eligible for bonuses or other compensation as may be decided by Corporation’s Board (or committees thereof) from time-to-time.

d.

Supplemental Executive Retirement Plan (“SERP”). During Executive’s employment, CNB will maintain a SERP arrangement with Executive pursuant to which Executive will be eligible to receive twenty annual payments of at least $120,000 if Executive retires from CNB after attaining age 62. The annual SERP payment amount to Executive and the number of years of payments to be made under the SERP arrangement may be increased from time to time at the discretion of Corporation’s Board of Directors (or committees thereof), but shall not be reduced. The SERP arrangement will include provisions for the payment of a lower annual amount to Executive if he retires prior to his attainment of age 62 and provide for a survivorship or death benefit to Executive’s spouse following Executive’s death. The foregoing SERP benefit will be subject to the terms and conditions (including vesting terms) set forth in the separate SERP arrangement entered into between CNB and Executive.

e.	Benefits.

i.

During Employment. CNB will offer Executive all benefits, including insurances, paid time off, retirement plans, and similar benefits, made available to other similarly situated executive-level CNB employees upon the same or similar terms and conditions.

ii.

Coverage. All benefits hereunder may change from time-to-time at CNB’s discretion, subject to benefit plans and applicable law. Coverage, eligibility, and other terms and conditions of any benefit are governed by the benefit plan documents which control.

iii.

Director and Officer Insurance. CNB or its successor will purchase and maintain Director and Officer Liability Insurance for the benefit of Executive in connection with his acts and omission as a CNB officer during his employment.

3.

TERM. This Agreement will commence as of the Effective Date and will continue until December 31, 2024 (the “Initial Term”). Thereafter, this Agreement will automatically renew for successive thirty-six (36)-month periods (each, a “Renewal Term”) unless terminated in accordance with the termination provisions set forth below. Notwithstanding anything herein to the contrary, this Agreement will automatically terminate upon December 31, 2030 representing the end of the calendar year of Executive’s attainment of Bank’s mandatory retirement age (i.e., age 65).

4.	TERMINATION. This Agreement may terminate prior to the end of the Initial Term or any Renewal Term under the following circumstances:

a.

Executive’s Death or Disability. For purposes of this Agreement, “Disability” means Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of CNB; or (iii) is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board, if applicable.

b.	Resignation for Good Reason.

i.

Generally. Within twelve (12) months following a Change in Control, Executive may terminate his employment in the case of one or more of the following events, which will be treated as a termination for Good Reason:

1.

Material reduction in Executive’s authority, duties, or responsibilities or assignment of duties inconsistent with the positions of President and Chief Executive Officer of Corporation and Bank, as applicable, without Executive’s consent.

2.	Material reduction in Executive’s base salary or overall compensation opportunity, without Executive’s consent.

3.

Relocation of Executive’s principal place of employment outside of a twenty-five (25)-mile radius of his then current principal place of employment at the time of the Change in Control, without Executive’s consent.

ii.	Process.

1.

If one or more of the events set forth in Section 4.b.i occurs, Executive must give Corporation’s Board of Directors written notice of intent to terminate his employment under this Section within ninety (90) days following the event(s) constituting Good Reason. This notice must describe the conditions constituting Good Reason and give CNB thirty (30) days from the date of Executive’s written notice to cure such conditions (“cure period”). Executive is required to negotiate in good faith to resolve his concern(s).

2.

If CNB fails to respond to Executive’s notice or the Parties are unable to reach a mutually agreeable resolution, Executive must terminate his employment within twenty-one (21) days after the end of the cure period. Thereafter, Executive will have waived the right to terminate his employment for Good Reason for the reason(s) specified in the notice. Termination by Executive thereafter will be a Voluntary Resignation by Executive under Section 4.c.

iii.	Change in Control.

1.	For the purposes of this Section 4.b, “Change in Control” includes one or more of the following occurrences:

a.	Sale of all or substantially all of the stock of Corporation or the stock of Bank.

b.	Sale of all or substantially all of the assets of Corporation or the assets of Bank.

c.	Acquisition of stock by a third party or group of persons or entities acting in concert sufficient to elect a majority of directors to Corporation’s Board of Directors or Bank’s Board of Directors.

d.	Ownership of more than 40% of Corporation’s stock by a single person or entity or group of persons or entities acting in concert.

2.

Notwithstanding the foregoing, a Change in Control does not occur unless the event results in a change in the ownership of CNB, a change in the effective control of CNB, or a change in ownership of a substantial portion of CNB’s assets under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

c.

Non-Renewal by Executive (Voluntary Resignation). Should Executive decide to not renew this Agreement by terminating his employment upon the expiration of this Agreement, he must provide no less than one hundred twenty (120) days written notice to Corporation’s Board of Directors of this intent. Notwithstanding the foregoing, CNB reserves the right to end Executive’s employment any time after Executive gives notice under this provision. In the event CNB ends Executive’s employment prior to the end of the one hundred twenty (120) days’ notice, Executive will be entitled to his base salary through the end of the notice period, but for all other purposes such termination will be considered voluntary by Executive. It will also be deemed a “voluntary termination” by Executive if Executive opts to resign/retire in lieu of termination by CNB for Cause.

d.

Non-Renewal or Termination by CNB without Cause. This Agreement may be terminated by CNB without Cause or not renewed by CNB, provided that CNB gives Executive no less than one hundred twenty (120) days’ written notice of the intent to terminate or not renew.

e.	Termination by CNB for Cause. CNB may terminate Executive’s employment, without notice, for one or more of the following reasons, which will be treated as termination for Cause:

i.	Executive’s theft or embezzlement of CNB money, property or other assets; Executive’s perpetration of fraud against CNB; or other acts that impact or compromise the financial security of CNB.

ii.	Executive’s participation in any activity which is criminal or knowingly competes with CNB.

iii.	Executive’s violation of any material policy or procedure of CNB or this Agreement.

iv.

Executive ceases to qualify for his positions and/or the responsibilities of his positions due to law, regulation, disqualification or loss of certification or authorization to work in the relevant industry, or for any similar reason.

v.

Executive’s material and continued failure to perform his duties under this Agreement or failure to do so in a competent and/or businesslike manner as reasonably determined by Corporation’s Board of Directors (or a committee thereof).

vi.

Executive’s use of illegal drugs, or abuse of alcohol or prescribed drugs that materially impairs Executive’s ability to perform his duties hereunder and/or negatively reflects upon CNB or its reputation.

vii.	Any other act or omission by Executive or his immediate family that CNB reasonably believes to adversely and materially compromise the security, stability, operations, or reputation of CNB.

In case of violations under the foregoing Sections 4.e.v - 4.e.vii only, CNB will give Executive written notice of the violation(s) and actions required to cure such violations. Executive will have thirty (30) days from the date of written notice to cure such violations to the reasonable satisfaction of Corporation’s Board of Directors (or a committee thereof). CNB reserves the right to suspend Executive during an investigation or thirty (30)-day cure period. Such suspension is not a termination for the purposes of this Section 0.

5.	EFFECT OF TERMINATION.

a.	Termination for Any Reason.

i.	Upon termination for any reason, Executive will receive his base salary prorated to his last day worked (if death or Disability) or the date of termination of employment.

ii.

Upon termination for any reason, Executive’s outstanding stock awards, if any, will be governed by the CNB Financial Corporation 2019 Omnibus Incentive Plan or successor plan, if any, and the applicable award agreement(s) issued to Executive thereunder, unless such agreements are otherwise amended at the mutual agreement of Executive and Corporation’s Board of Directors (or a committee thereof).

b.

Termination without Cause or for Good Reason. If Executive’s employment is terminated (i) by CNB without Cause or (ii) by Executive for Good Reason, then, in addition to the compensation provided in Section 5.a, Executive will also be entitled to receive compensation equal to (A) 2.50 times his then-current base salary (or, if Executive’s termination is for Good Reason as a result of a material reduction in his base salary, Executive’s base salary in effect as of immediately prior to such reduction) plus (B) 2.50 times the average of Executive’s incentive pay bonuses for the three (3) years preceding the year of termination. This compensation will be paid as a one-time lump sum payment, subject to all applicable deductions, within sixty (60) days following the date of Executive’s termination of employment, subject to the conditions in Sections 0, 6.a, 6.b, and 6.c being fully satisfied. In addition, subject to the conditions in Section 0 being fully satisfied, CNB will provide to Executive, during the six (6)-month period following Executive’s date of termination, starting with the first day of the month following Executive’s date of termination, medical, dental and vision coverage for Executive and the members of Executive’s family which is not less favorable to Executive than the group medical, dental and vision coverage carried by CNB for Executive and the members of Executive’s family immediately prior to such date of termination; provided, however, that the obligations set forth in this sentence shall terminate to the extent Executive obtains comparable medical, dental or vision coverage from any other employer during such period; and provided further, however, that Executive shall be obligated to pay an amount equal to the active employee contribution, if any, for each such coverage. For the avoidance of doubt, Executive shall not be entitled to any payments or benefits under this Section 5.b as a result of the termination of Executive’s employment due to his attainment of CNB’s mandatory retirement age.

c.	Conditions. CNB’s obligation to make the severance payment or provide the severance benefits set forth in Section 5.b is conditioned upon:

i.	Severance Agreement.

1.	Executive executing and delivering to CNB a severance agreement in the form provided by CNB (and the expiration of any revocation period specified therein without Executive having revoked his signature), which shall include, without limitation, a waiver and release by Executive of all eligible rights and claims against CNB, its officers, directors, owners, employees, and others; as well as confidentiality, non-solicitation, and non-disparagement clauses (the “Severance Agreement”).

2.	CNB will present the Severance Agreement to Executive no later than five (5) days after the date of Executive’s termination of employment.

3.	Executive must execute the severance agreement, if at all, no later than twenty-one (21) days after receipt (or forty-five (45) days in case of a reduction in force).

ii.

Restrictive Covenants. Executive’s strict compliance with all post-termination obligations including without limitation the Non-Competition, Non-Solicitation, Confidentiality, and Non-Disclosure provisions.

6.	TAX AND REGULATORY CONSIDERATIONS.

a.	Section 280G.

i.

Notwithstanding any other provision of this Agreement, in the event that the amount of any compensation, payment or distribution by CNB to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in Executive receiving a higher After Tax Amount (as defined below) than Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided, that, notwithstanding the foregoing, to the extent permitted by Section 409A of the Code, Executive’s benefits under his SERP arrangement with CNB shall be the last category of Aggregate Payments that shall be reduced pursuant to this Section 6.a; and provided, further, that, in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

ii.

For purposes of this Section 6.a, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on Executive as a result of Executive’s receipt of the Aggregate Payments. For purposes of determining the After-Tax Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

iii.

The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section 6.a shall be made by a nationally recognized accounting firm selected by CNB (the “Accounting Firm”), which shall provide detailed supporting calculations both to CNB and Executive within 15 business days following the date of termination of employment, if applicable, or at such earlier time as is reasonably requested by CNB or Executive. Any determination by the Accounting Firm shall be binding upon CNB and Executive.

b.	Section 409A.

i.

This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and should be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. For purposes of Section 409A, each installment provided under this Agreement, if any, is to be treated as a separate payment.

ii.

The Parties agree that the severance payment hereunder is intended to be exempt from Section 409A as separation pay due to an involuntary separation from service and/or a short-term deferral pursuant to Treasury Regulation Section 1.409A-1(b)(4), and is to be exempt from Section 409A to the maximum extent possible.

iii.

Notwithstanding the foregoing, CNB makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event is CNB or any of its directors, officers, employees, agents, or other designees liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

iv.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit will not be paid until the first payroll date to occur following the six (6)-month anniversary of the termination date or, if earlier, on Executive’s death, in each case without interest.

c.

Federal Deposit Insurance Act (FDIA). All payments under this Agreement or otherwise to Executive are subject to and conditioned upon their compliance with Section 18(k) of the FDIA and any related regulations.

7.

COOPERATION. After the termination of this Agreement and/or Executive’s employment for any reason, to the extent reasonably requested by CNB, Executive agrees to cooperate with CNB in connection with matters arising out of Executive’s service to CNB. CNB will make reasonable efforts to minimize disruption to Executive and will reimburse him for reasonable expenses incurred in connection with such cooperation. To the extent Executive is required to spend substantial time on such matters, CNB agrees to compensate Executive at a reasonable hourly rate agreed upon by the Parties.

8.

INDEMNIFICATION. In the event Executive is made a party or threatened to be made a party to any action, charge, suit or other proceeding whether civil, criminal, administrative, investigative, or alternative dispute resolution (“Proceeding”) by reason of his employment by, position with, or acting at the direction of CNB, CNB agrees to indemnify and hold harmless Executive to the fullest extent allowed by law from and against all liabilities, costs, claims, and expenses, including attorneys’ fees. If it is adjudicated that Executive acted fraudulently, with gross negligence, or with willful or negligent intent to harm CNB, Executive must reimburse CNB for all monies paid under this provision. This provision does not apply to any Proceeding initiated by either party in connection with this Agreement.

9.	CONFIDENTIAL INFORMATION.

a.

Executive understands and acknowledges that during his employment, particularly in light of his executive and operational control, he will create, receive or have access to CNB information and information of customers which is collectively or independently confidential, trade secret, or of proprietary value (“Confidential Information”). Executive further understands and agrees that this Confidential Information is an asset to CNB and/or the respective holder of such information, provides a competitive advantage, and in some cases is protected from disclosure by law.

b.

Executive acknowledges that CNB makes great effort to protect the confidentiality of Confidential Information and prevent it from disclosure to persons or entities outside of CNB’s business or to the public in general. Executive further acknowledges that the disclosure or dissemination of such information for non-CNB purposes would cause great harm to all parties, and in some cases, violate the law. Executive, therefore, agrees to use all reasonable measures necessary to avoid any disclosure, including accidental disclosure, of Confidential Information and to protect it from public exposure. This includes, without limitation, securing paper or electronic information, work devices such as laptops and mobile devices, and verbal and electronic communications against unauthorized access or disclosure.

c.

Executive’s promise to maintain the confidentiality of Confidential Information is material to this Agreement and vital to employment. Executive understands that any material breach of his confidentiality obligations will result in termination of employment for Cause, and if any legal or other action is necessitated by the breach, Executive will be responsible for all costs, including attorneys’ fees, of such action.

d.	The following list includes some, but not all, of the confidential information Executive may create, receive or have access to during employment:

i.	Information about CNB’s directors, advisory boards and their members, and CNB employees.

ii.	Customer and prospective customer lists, identities, contact information and contact names, or compilation of the same and the terms and conditions of customer relationships.

iii.	Information that is exchanged with a customer, prospective customer, or business affiliate for the purpose of securing or expanding business.

iv.

Code, user interface or other intellectual property associated with CNB’s software, including individual lines of code as well as code compilations, and any unique, derivative or modified versions of software or code.

v.	CNB’s intellectual property and any information related to CNB’s intellectual property whether patented, patentable, copyrighted or otherwise protected by intellectual property laws.

vi.	CNB financial information including, without limitation, budgets, profit/loss sheets, asset valuation, financial forecasts, bookkeeping, liabilities, debts, credits, accounts payable/receivable.

vii.	Strategic plans, CNB policies or procedures, expansion plans or projections.

viii.	Business practices, processes, or methods which are unique to CNB and give it a competitive advantage.

ix.	Sales information, pricing, margin or related information.

x.	Marketing strategies, sales methods, target markets, industries or customers.

xi.	Research, development and technological strategies and advancements.

xii.	Ideas, strategies, recommendation or insights developed as a result of CNB and Executive’s relationship.

xiii.	Identity of CNB’s vendors, suppliers, or consultants or the terms and conditions of these relationships.

xiv.	Any other information that qualifies as a trade secret under law.

e.	Confidential Information does not include information which is generally known to the public through no wrongful act or omission of any party.

10.	NON-DISCLOSURE.

a.

Executive agrees not to, in any way, disclose, transmit, gather or otherwise use Confidential Information except in the course of CNB business. Non-disclosure applies to all Confidential Information whether written, recalled from memory, electronic, or in any other form. This Agreement applies both during Executive’s employment with CNB and after the relationship with CNB ends.

b.

Executive agrees not to give access to software, databases, computers, paper or electronic files, or CNB facilities or supplies to any person unless it is business-related and consistent with Executive’s position or specifically authorized in writing by Corporation’s Board of Directors.

c.

Nothing in this Agreement shall be interpreted or applied to prohibit Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including Executive’s ability to provide documents or other information, without notice to CNB. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11.	RETURN AND NON-TRANSMITTAL OF CONFIDENTIAL INFORMATION/CNB PROPERTY.

a.

At the end of Executive’s employment, or whenever requested, Executive agrees to promptly return all Confidential Information, in whatever form, in his possession or control. Executive further agrees not to copy, retain copies of, delete, remove, transmit or otherwise keep any Confidential Information that is embodied in any form or medium.

b.	Executive agrees to return all CNB property upon the termination of his employment or when requested, in the same or similar condition as when received.

12.	NON-COMPETITION AGREEMENT.

a.

Executive agrees not to engage in any employment, business, or other activities which compete in any way with the work or business plans of CNB while employed by CNB and for twenty-four (24) months after Executive’s employment ends for any reason. Specifically, without limitation, Executive agrees not to, directly or indirectly:

i.

Start, or make preparations to start, own, operate, or hold any ownership interest in (other than nominal, arms-length ownership) any business or other entity that provides banking financial services including related support services; or

ii.	In any capacity work for, provide services to (including gratuitous services) or consult with:

1.	any individual, company, business, or other entity which provides the same or similar services as those offered by CNB at the time of Executive’s departure; and/or

2.	any consulting firm or other entity that provides advice, services, or other assistance to CNB’s competitors.

b.

During employment, Executive’s non-competition restrictions are not limited and apply to all competitive activities. During the twenty-four (24)-month post-termination period, these non-competition restrictions apply (i) in any state of the United States in which CNB does business, or has definitive plans to start business in, at the time of Executive’s departure and (ii) in any geographic location, with respect to woman-centered banking and financial products or services provided through online or digital platforms.

13.	NON-SOLICITATION AGREEMENT. While employed by CNB and for twenty-four (24) months after Executive’s employment ends for any reason, Executive agrees not to do, or attempt to do, any of the following:

a.	Provide to any CNB customer services that are the same or similar to the services Executive provided while employed by CNB, even if the customer initiates the relationship or communication;

b.

Solicit or in any way divert away from CNB any business, customer, or prospective customer who or that was a prospective customer of CNB within the twelve (12)-month period prior to such solicitation or diversion;

c.	Recruit, solicit or encourage CNB’s workforce to leave employment or discontinue a relationship with CNB; or

d.	Interfere with, divert, or solicit away from CNB any person, business, supplier, contractor, or other person or entity with whom CNB has a relationship.

14.

NON-DISPARAGEMENT AGREEMENT. During Executive’s employment and thereafter, Executive agrees not to disparage, defame, libel, slander, malign or otherwise cause harm to CNB, its reputation or good will, or any of CNB’s employees, management, directors, advisory board members, officers, owners or the family members or businesses of the foregoing, in any forum or form including verbal, written, electronic or online.

15.	CONFLICT OF INTEREST.

a.

Executive must be free of conflicts of interest that could adversely influence Executive’s judgment, objectivity or commitment to CNB in conducting CNB business and providing services. Examples of conflicts of interest include, without limitation:

i.	Having outside employment, affiliations or investments that affects Executive’s ability to satisfactorily, neutrally, and efficiently perform his work for CNB.

ii.	Leveraging CNB’s business or customer relationships for Executive’s own personal gain or the gain or benefit of a person or business outside of CNB, even a non-competing business.

iii.	Providing the same or similar services offered by CNB to customers or others outside of CNB or assisting another person or entity in doing so.

iv.	Diverting work, business or opportunities that should be offered to CNB to another person, business or entity.

v.	Using Confidential Information or CNB property for personal use or competitive gain or advantage of self or another.

vi.	Diverting work time or resources that should be dedicated to CNB and its business to other activities.

vii.	Engaging in any activity or acting with omission in a way that violates or reasonably appears to violate CNB’s Code of Conduct

b.

CNB recognizes that Executive may take part in legitimate financial, business, charitable and other activities, but he must promptly disclose any potential conflict of interest to Corporation’s Board of Directors before engaging in such activities.

16.	WORK PRODUCT.

a.

Ownership. All works, ideas, designs, branding, programs, code of any kind (including translations), ideas and concepts, software (including any derivative or modified versions), discoveries, inventions, products or other information or works, whether copyrightable, patentable, trade secret or not (collectively “Work Product”) developed in whole or in part by Executive during his employment by CNB and related in any way to the business or contemplated business, products, activities, research, or development of CNB or resulting from any work performed by Executive for CNB (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), or under Executive’s direction or control, is the sole and exclusive property of CNB.

b.

Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by CNB at the relevant times, to the extent permitted by law, all Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101, and such copyrights are, therefore, owned by CNB.

c.

Assignment and Waiver. Executive hereby agrees to irrevocably assign to CNB, and hereby irrevocably assigns to CNB, for no additional consideration, Executive’s full right, title, and interest in and to all Work Product and intellectual property rights (whether registered or not) therein. Upon request, Executive agrees to take any action necessary to protect CNB’s right, interests and use of the Work Product, including, without limitation, all intellectual property rights, assignment, or grant of Power of Attorney or license or sub-licenses. Further, Executive waives all rights and any claims or causes of action of any kind against CNB concerning Work Product rights.

17.	ARBITRATION.

a.

The Parties agree that any dispute or claim arising out of or relating to this Agreement, breach thereof, or the relationship of the Parties or termination thereof, will be settled by binding confidential arbitration held before a single JAMS arbitrator in accordance with JAMS’ then-applicable rules and procedures for employment disputes (“JAMS Rules”) in a private location in Clearfield County, Pennsylvania and in accordance with the state law of Pennsylvania and the Federal Arbitration Act. Notwithstanding the foregoing, CNB may seek immediate injunctive relief in Pennsylvania’s state or federal courts pursuant to Section 19.d of this Agreement, and nothing herein shall require arbitration of any claims contemplated by the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act. All questions or challenges to the arbitrability of this Agreement or any claims hereunder or arising out of the relationship of the Parties or termination thereof, will be decided exclusively by the arbitrators.

b.	The Parties are to bear their own costs and attorneys’ fees, except CNB will bear the costs of the arbitrator, stenographer (if used), and arbitration location.

c.

Notwithstanding the foregoing, in the event a party fails to proceed with arbitration, unsuccessfully challenges any part of this arbitration provision, or fails to comply with the arbitrator’s award, the other party is entitled to all costs, including reasonable attorneys’ fee, for having to compel arbitration or defend or enforce the award.

d.	Notwithstanding the JAMS Rules, the arbitrator must limit discovery to those documents,

depositions, information requests, subpoenas and other discovery means which are necessary for the Parties to fully and fairly vindicate or defend claims brought hereunder. The arbitrator may award any remedy available by the statute(s) at issue. The award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator will issue a written opinion with, at a minimum, the essential findings and conclusions upon which the decision is based within fifteen (15) days following the conclusion of the proceedings, or another time period agreed to by and between the Parties and the arbitrator.

e.

Nothing herein requires arbitration of claims that, as a matter of law, the parties cannot agree to subject to mandatory arbitration, such as claims for workers’ compensation benefits, claims for unemployment insurance, or filing of a charge with the Equal Employment Opportunity Commission.

18.

CLASS ACTION WAIVER. Any action brought by Executive, including without limitation arbitration, will proceed solely on an individual basis without the right for any claim to be adjudicated on a class action basis or on any basis involving claims brought in a purported representative capacity on behalf of others. The adjudicator’s authority to resolve and make written awards is limited to claims between Executive and CNB alone. Claims may not be joined or consolidated unless agreed to in writing by all parties. No arbitration award or decision will have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the adjudication. This provision will survive the termination of this Agreement.

19.	EXECUTIVE’S OBLIGATIONS UNDER THIS AGREEMENT.

a.

Indirect Actions. Any provision of this Agreement that prohibits an action or omission on Executive’s part applies to Executive directly as an individual, as well as indirectly through any other person or entity including without limitation family members, company, business, enterprise, or any other direct or indirect means.

b.

Survivorship. The obligations in the Non-Disclosure, Indemnification, Non-Disparagement, Work Products, Arbitration, Class Action Waiver, and Miscellaneous provisions survive the termination of this Agreement in perpetuity unless specifically stated otherwise or are rendered unenforceable by law. The obligations in the Non-Competition and Non-Solicitation provisions survive the termination of this Agreement for the time period specified in those provisions and/or the time necessary to enforce such provisions.

c.

Tolling/No Defense. Any time period specified in this Agreement, including without limitation, the twenty-four (24)-month Non-Competition and Non-Solicitation provisions, does not include any period of time in which Executive is in violation of this Agreement and/or the time required to enforce this Agreement. Any claim Executive may have against CNB does not constitute a defense to CNB’s enforcement of the Non-Solicitation, Non-Competition, Confidentiality, Non-Disclosure, Conflict of Interest, Work Product, Arbitration, Class Action Waiver, and/or Non-Disparagement provisions.

d.

Immediate and Irreparable Injury. Executive acknowledges that any violation of the Confidentiality, Non-Disclosure, Non-Solicitation, Non-Competition, Work Product, Conflict of Interest, and/or Non-Disparagement provisions would cause immediate and irreparable injury to CNB, such that an adequate remedy at law will not exist. Consequently, in the event of such violation, CNB will be entitled to temporary and/or permanent injunctive relief without proving actual damage or loss, as well as any other relief deemed proper by a Court of law or other adjudicatory forum.

20.

NO CONFLICTS. Executive hereby represents and warrants that he is able to perform the duties to be performed by him hereunder free of any rights of others and that he is not bound by any agreement or understanding inconsistent with the provisions of this Agreement. Executive hereby further agrees that in performing his duties and obligations hereunder that he will not disclose to CNB any information which he is obligated to keep in confidence as a result of an agreement between Executive and any third party and that Executive will indemnify and hold CNB harmless from and against any liability or damage claim arising from any breach of any such obligation of confidentiality.

21.	MISCELLANEOUS.

a.

Executive acknowledges and agrees that the restrictions and promises outlined herein are material to this Agreement and, in view of the business in which CNB is engaged and the executive functions of Mr. Peduzzi, are reasonable and necessary to protect the legitimate business interests of CNB, including, without limitation, Corporation’s and Bank’s confidential, trade secret and other proprietary information, good will, assets, business relationships, reputation, and other interests.

b.

This Agreement constitutes the entire agreement between Executive and CNB with respect to the matters addressed in this Agreement and supersedes any other agreement, understanding, or other communication, oral or written, including without limitation the Prior Employment Agreement.

c.	Modifications of this Agreement are only binding if in writing and signed by all Parties. This Agreement cannot be modified in any way by oral statement.

d.

This Agreement is entered into in the Commonwealth of Pennsylvania. The Parties agree that Pennsylvania state and/or federal law will govern all provisions of this Agreement, including any disputes hereunder, without regard to Pennsylvania conflicts of laws principles. The Parties consent to the jurisdiction of the State or Federal Courts of

Pennsylvania, venue in Clearfield County, Pennsylvania (state) or Johnstown, Pennsylvania (federal) for adjudication of any dispute arising hereunder.

e.

For the purposes of notification under this Agreement, written notice to CNB must be sent to CNB c/o of the Chairperson of the Board of Directors, CNB Financial Corporation, 1 South Second St., PO Box 42, Clearfield, PA 16830 (or any successor location of CNB’s headquarters).

Written notice to Executive must be sent to his attention at his office at CNB, 1 South Second St., PO Box 42, Clearfield, PA 16830 and his then current home address on file with CNB.

f.

CNB reserves the right to assign this Agreement to an affiliated or successor company, or any other company, business, or entity. In the event this Agreement is assigned, all terms and conditions hereunder remain in full force and effect to both Parties unless otherwise amended with the signed consent of both Executive and the successor company. Executive may not assign this Agreement.

g.

Except as specifically stated in the Agreement, no failure or delay in exercising any rights hereunder, nor any course of action, will act as a waiver or preclude the exercise of such rights, or otherwise affect the enforceability of any part of this Agreement.

h.

If any part of this Agreement, including without limitation the Non-Compete, Non-Solicitation or Arbitration provisions, is deemed to be unenforceable for any reason, the remainder of the Agreement will continue in full force and effect. The Parties specifically agree and intend that unenforceable provisions will be modified to that extent necessary to make them enforceable to the maximum and/or broadest duration, scope, and/or area permissible by law.

[Signature Page Follows]

The Parties have read this Agreement, understand their respective rights and obligations, and agree to be bound by it.

EXECUTIVE

By:	/s/ Michael D. Peduzzi	Date:	November 27, 2023
Printed Name:	Michael D. Peduzzi

CNB FINANCIAL CORPORATION

By:	/s/ Peter F. Smith	Date:	November 27, 2023
Name:	Peter F. Smith
Title:	Chairperson

CNB BANK

By:	/s/ Peter F. Smith	Date:	November 27, 2023
Name:	Peter F. Smith
Title:	Chairperson